Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2013 (except for Notes 19 and 20 as to which the date is October 23, 2013), with respect to the consolidated financial statements of Multiband Corporation and subsidiaries included in the Registration Statement (Form S-4) and related Prospectus of Goodman Networks Incorporated for the registration of Senior Secured Notes due 2018.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

December 30, 2013